CFO Commentary on Second Quarter Fiscal Year 2016 Results

Q2 FY 2016 Summary

GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q2 FY16	Q1 FY16	Q2 FY15	Q/Q	Y/Y
Revenue	$1,153	$1,151	$1,103	--	up 5%
Gross margin	55.0%	56.7%	56.1%	down 170 bps	down 110 bps
Operating expenses	$558	$477	$456	up 17%	up 22%
Net income	$26	$134	$128	down 81%	down 80%
Diluted earnings per share	$0.05	$0.24	$0.22	down 79%	down 77%

Non-GAAP Quarterly Financial Comparison
($ in millions except earnings per share)	Q2 FY16	Q1 FY16	Q2 FY15	Q/Q	Y/Y
Revenue	$1,153	$1,151	$1,103	--	up 5%
Gross margin	56.6%	56.9%	56.4%	down 30 bps	up 20 bps
Operating expenses	$421	$425	$412	down 1%	up 2%
Net income	$190	$187	$173	up 2%	up 10%
Diluted earnings per share	$0.34	$0.33	$0.30	up 3%	up 13%

Revenue

GAAP Quarterly Revenue Comparison
($ in millions)	Q2 FY16	Q1 FY16	Q2 FY15	Q/Q	Y/Y
GPU	$959	$940	$878	up 2%	up 9%
Tegra Processor	128	145	159	down 12%	down 19%
Other	66	66	66	--	--
Total	$1,153	$1,151	$1,103	--	up 5%

Second quarter revenue increased 5 percent year over year to $1.15 billion. Growth was driven by GeForce® GTX™ GPUs for gaming.

Revenue in the GPU business grew 9 percent from the second quarter of the prior year. Revenue from GeForce GPUs for gaming grew 51 percent, fueled by continued strength in PC gaming. Growth was particularly strong for our high-end GeForce GTX GPUs which grew significantly from year-ago levels. Revenue from Tesla GPUs for accelerated computing decreased, reflecting variability in project purchasing. Revenue from Quadro® GPUs, which deliver industry leading graphics and rendering performance, declined due to weakness in the overall workstation market. PC OEM GPUs declined year-over-year, reflecting the decline in overall consumer PCs.

Tegra® Processor revenue decreased 19 percent from a year ago, pressured by Tegra OEM smartphones and tablets, partially offset by growth in automotive infotainment systems, development services and SHIELD™ devices.

Total revenue grew slightly sequentially, paced by the GPU business amid record GeForce GTX sales, partially offset by lower Enterprise and HPC/Cloud sales. Tegra Processor sales decreased due to the timing of inventory pulls for automotive infotainment systems and completion of development services.

License revenue from our patent license agreement with Intel remained flat at $66 million.

Gross Margin

GAAP gross margin for the second quarter was 55.0 percent. GAAP gross margins were lower than the previous quarter and a year ago as the strength in GeForce GTX revenue was offset by SHIELD tablet warranty costs. Non-GAAP gross margins of 56.6 percent declined slightly from last quarter due to a lower mix of Enterprise and Tesla® GPUs.

Expenses

GAAP operating expenses for the second quarter were $558 million, including $89 million in restructuring charges and $24 million in legal fees associated with our litigation against Samsung and Qualcomm, and $48 million in stock-based compensation and other. Non-GAAP operating expenses were $421 million, below our outlook of $425 million.

Restructuring and Other

During the quarter, we pursued the sale of Icera®’s technology and operations, as we had indicated we would. Unfortunately, we were unable to identify a viable buyer with genuine interest and, as a result, we began the wind-down of Icera modem operations.

Our GAAP operating expenses included $89 million of restructuring and other charges, consisting of $56 million in severance and benefits, $17 million for the impairment of tax subsidies, $13 million from the termination of lease obligations and write-down of physical assets, and $3 million of other exit costs. Our GAAP income tax expense included a restructuring-related charge of $27 million for the write-down of an Icera deferred tax asset, and a $13 million tax benefit for the restructuring charges in operating expense. In all, our GAAP net income for the second quarter included $103 million in restructuring charges, net of tax.

In the second half of the fiscal year, we expect to incur restructuring charges of $15 million to $25 million.

The Icera wind-down is expected to benefit non-GAAP operating expenses in the second half of the year and, as noted previously, we will carefully invest in our growth initiatives of deep learning, self-driving cars, and gaming.  We expect fiscal 2016 non-GAAP operating expenses to be approximately flat with fiscal 2015, excluding litigation costs, which are anticipated to be in the range of $70 million to $90 million as we defend our intellectual property.

Operating Income, OI&E, and Taxes

GAAP operating income for the second quarter was $75 million, compared with $163 million a year earlier. The operating income for the quarter reflects strong revenue growth from GeForce GTX gaming GPUs and the $89 million charge for the wind-down of Icera operations.

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other gains and losses. OI&E for the quarter included $12 million of interest expense primarily associated with our convertible debt, $9 million of interest income from our investment portfolio and $1 million of other expense.

For the second quarter, our GAAP effective tax rate was 64 percent, which included the $27 million Icera-related deferred tax asset write off. Our non-GAAP effective tax rate was 19 percent, higher than the 18 percent a year earlier as the U.S. federal R&D tax credit was not reinstated for 2015.

Net Income and EPS

For the second quarter, GAAP net income was $26 million. GAAP earnings per diluted share were $0.05. This includes charges of $0.19 per diluted share in connection with the wind-down of Icera, and $0.02 per diluted share associated with the SHIELD tablet voluntary recall.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the second quarter were $4.51 billion, compared with $4.79 billion at the end of the prior quarter, reflecting sequential decline in operating cash flow, the quarterly cash dividend and stock repurchases within the quarter.

During the second quarter, we paid $52 million in cash dividends and $400 million associated with an accelerated repurchase agreement. As a result, we returned an aggregate of $452 million to shareholders within the quarter.

Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned approximately $4.23 billion to shareholders.  This return represents 117 percent of our cumulative free cash flow for fiscal years 2013 through 2016 to date, reflecting the acceleration of our capital return program from cash generated in prior years.  We intend to return $800 million to shareholders in fiscal 2016 through quarterly cash dividends and share repurchases. For the first six months of fiscal 2016, we have returned $551 million to shareholders.

Accounts receivable at the end of the quarter was $514 million, up from $455 million in the prior quarter. The sequential increase was primarily due to the timing of shipments throughout the quarter. DSO at quarter-end was 41 days, up from 36 days in the prior quarter and 39 days in the second quarter of fiscal 2015.

Inventory at the end of the quarter was $441 million, up from $438 million in the prior quarter, and up from $387 million a year earlier. DSI at quarter-end was 77 days, down from 80 days in the prior quarter.

Cash flow from operating activities was $163 million, down from $246 million in the prior quarter, and up from $96 million a year earlier. The sequential decrease was primarily due to the decline in net income resulting from the restructuring and product warranty charges we recorded in the second quarter, plus the impact of changes in working capital.

Free cash flow was $139 million in the second quarter, compared with $216 million in the previous quarter and $74 million a year earlier.

Depreciation and amortization expense for the second quarter amounted to $49 million. Capital expenditures were $24 million.

During the quarter, we began construction on our new Silicon Valley campus building. We expect the total project costs to be in the range of $360 million to $380 million. We entered into a $380 million synthetic lease to finance the construction of the building and the costs incurred throughout construction will be funded as part of the synthetic lease arrangement. The building is expected to be completed at the end of fiscal 2018.

Third Quarter Outlook

Our outlook for the third quarter of fiscal 2016 is as follows:

•	Revenue is expected to be $1.18 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 56.2 percent and 56.5 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $484 million. Non-GAAP operating expenses are expected to be approximately $435 million.

•	GAAP and non-GAAP tax rates for the third quarter of fiscal 2016 are expected to be 22 percent and 20 percent, respectively, plus or minus one percent.

•	The above GAAP outlook amounts exclude additional restructuring charges, which are expected to be in the range of $15 million to $25 million, in the second half of fiscal 2016.

•	Capital expenditures are expected to be approximately $25 million to $35 million.

______________

For further information, contact:

Arnab Chanda	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
achanda@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, product warranty charge, acquisition-related costs, restructuring and other charges, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: continued strength in PC gaming; the features and benefits of Quadro GPUs; expected restructuring charges; expected benefit to non-GAAP operating expenses from the Icera wind-dwon; our investment in growth initiatives of deep learning, self-driving cars and gaming; expected fiscal 2016 non-GAAP operating expenses; anticipated litigation costs; our intention to return $800 million to shareholders in fiscal 2016; expected project costs, funding of construction costs and timing of completion of our new campus building; our financial outlook for the third quarter of fiscal 2016; and our tax rates for the third quarter of fiscal 2016 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended April 26, 2015. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2015 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GTX, Quadro, Tegra, Tesla, Icera, and SHIELD are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 26,	April 26,	July 27,	July 26,	July 27,
	2015	2015	2014	2015	2014

GAAP gross profit	$634	$653	$619	$1,286	$1,223
GAAP gross margin	55.0%	56.7%	56.1%	55.8%	55.5%
Stock-based compensation expense included in cost of revenue (A)	3	2	3	6	6
Product warranty charge (B)	15	—	—	15	—
Non-GAAP gross profit	$652	$655	$622	$1,307	$1,229
Non-GAAP gross margin	56.6%	56.9%	56.4%	56.7%	55.7%

GAAP operating expenses	$558	$477	$456	$1,036	$909
Stock-based compensation expense included in operating expense (A)	(44)	(43)	(35)	(87)	(68)
Acquisition-related costs (C)	(4)	(9)	(9)	(13)	(19)
Restructuring and other charges	(89)	—	—	(89)	—
Non-GAAP operating expenses	$421	$425	$412	$847	$822

GAAP other income (expense), net	$(4)	$(4)	$(8)	$(6)	$4
Gains and losses from non-affiliated investments	—	—	3	—	(14)
Interest expense related to amortization of debt discount	7	7	7	14	14
Non-GAAP other income, net	$3	$3	$2	$8	$4

GAAP net income	$26	$134	$128	$160	$265
Total pre-tax impact of non-GAAP adjustments	162	63	57	225	91
Income tax impact of non-GAAP adjustments	2	(10)	(12)	(8)	(17)
Non-GAAP net income	$190	$187	$173	$377	$339

Diluted net income per share
GAAP	$0.05	$0.24	$0.22	$0.28	$0.46
Non-GAAP	$0.34	$0.33	$0.30	$0.68	$0.59

Weighted average shares used in diluted net income per share computation
GAAP	556	568	571	563	571
Anti-dilution impact from note hedge (D)	(4)	(6)	—	(5)	—
Non-GAAP	552	562	571	558	571

Metrics:
GAAP net cash provided by operating activities	$163	$246	$96	$409	$247
Purchase of property and equipment and intangible assets	(24)	(30)	(22)	(54)	(51)
Free cash flow	$139	$216	$74	$355	$196

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Six Months Ended
	July 26,	April 26,	July 27,	July 26,	July 27,
	2015	2015	2014	2015	2014
Cost of revenue	$3	$2	$3	$6	$6
Research and development	$27	$27	$21	$54	$42
Sales, general and administrative	$17	$16	$14	$33	$26

(B) Represents warranty charge associated with product recall.

(C) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(D) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2016 Outlook
GAAP gross margin	56.2%
Impact of stock-based compensation	0.3%
Non-GAAP gross margin	56.5%

Q3 FY2016 Outlook
(In millions)

GAAP operating expenses	$484
Stock-based compensation expense and acquisition-related costs	(49)
Non-GAAP operating expenses	$435